                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
     [X] Definitive Proxy Statement            Commission Only (as permitted by
     [ ] Definitive Additional Materials       Rule 14a-6(e)(2))
     [ ] Soliciting Material Pursuant to
         sec. 240.14a-11(c) or sec. 240.14a-12

                           NEWMONT MINING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(j)(2) or Item 22(a)(2)
         of Schedule 14a.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           NEWMONT MINING CORPORATION
                              1700 LINCOLN STREET
                             DENVER, COLORADO 80203

                             ---------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Newmont Mining Corporation:

     The Annual Meeting of Stockholders of Newmont Mining Corporation will be held at 9:00 a.m. on Thursday, May 6, 1999 in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado to:

     1. Elect directors,

     2. Consider and act upon a proposal to approve the Corporation's Annual Incentive Compensation Plan, and

     3. Transact such other business that may properly come before the meeting.

     All stockholders are cordially invited to attend the meeting in person. IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                                            By Order of the Board of Directors
                                            [TIMOTHY J. SCHMITT SIG.]

                                            TIMOTHY J. SCHMITT
                                                   Secretary

March 31, 1999

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

     STOCKHOLDERS ENTITLED TO VOTE. Holders of the common stock of Newmont Mining Corporation (the "Corporation") of record at the close of business on March 4, 1999 are entitled to vote at the Annual Meeting of Stockholders. As of March 4, 1999, there were 167,349,331 shares of common stock outstanding. Each share of common stock entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

     Votes at the Annual Meeting of Stockholders will be tabulated by two inspectors of election who shall be appointed by the Chairman of the meeting and who shall not be candidates for election to the Board of Directors. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting of Stockholders for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

     Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting of Stockholders. All other matters to come before the Annual Meeting require the approval of a majority of the votes cast on such matters. Abstentions and broker "non-votes" as to particular matters are counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions have the same effect as votes against proposals presented to stockholders. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement is being mailed to the stockholders on or about March 31, 1999. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of the Corporation by mail, telephone or personal interview. The Corporation also has retained Georgeson & Company Inc. to aid in the solicitation of brokers, banks and other institutional stockholders for a fee of $8,000. All costs of the solicitation of proxies will be borne by the Corporation. The Corporation will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of the Corporation's common stock. A stockholder who executes a proxy may revoke it by delivering to the Secretary of the Corporation, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy or attending the Annual Meeting of Stockholders and voting in person (although attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

     PARTICIPANTS IN THE NEWMONT GOLD COMPANY RETIREMENT SAVINGS PLAN (NON-UNION) AND NEWMONT GOLD COMPANY RETIREMENT SAVINGS PLAN FOR HOURLY-RATED EMPLOYEES. Newmont Gold Company ("Newmont Gold") is a wholly owned subsidiary of the Corporation. If you are a participant in the Newmont Gold Savings Plan (Non-Union) or Newmont Gold Retirement Savings Plan for Hourly-Rated Employees (the "Retirement Savings Plans") and hold the Corporation's common stock in the Retirement Savings Plans, shares of the Corporation's common stock which are held for you under the Retirement Savings Plans, as applicable, may be voted through the proxy card accompanying this mailing. The Retirement Savings Plans are administered by The Vanguard Group, as Trustee. The Trustee, as the stockholder of record of the common stock held in the Retirement Savings Plans, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of common stock held under the Retirement Savings Plans are not returned duly signed and dated, the Trustee will vote the shares in the same proportion as it votes shares as to which directions have been received.

     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. Arthur Andersen LLP has acted as auditors for the Corporation since 1967. The Board of Directors has selected Arthur Andersen LLP to continue in that capacity for the current year. In addition to audit services, Arthur Andersen LLP has regularly provided tax consulting services to the Corporation. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

     STOCKHOLDER PROPOSALS. To be included in the Board of Directors' Proxy Statement for the 2000 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation on or before December 3, 1999. Proposals should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     NOMINEES. Each of the 11 persons named below is a nominee for election as a director at the Annual Meeting of Stockholders for a term of one year or until his successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. Except for Messrs. Miller, Quenon and Taranik, who were elected to the Board of Directors at a Regular Meeting of the Board of Directors held on January 27, 1999, all such nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders and all are currently serving as directors of the Corporation. If any such nominee cannot be a candidate for election at the Annual Meeting of Stockholders, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees.

     The following table contains a summary of the background and principal occupations of the nominees:

                                                               DIRECTOR
                          NOMINEE                               SINCE
-----------------------------------------------------------------------
RONALD C. CAMBRE (60).......................................     1993
  Chairman of Newmont Mining since January 1995, President
     thereof since June 1994, Chief Executive Officer
     thereof since November 1993 and Vice Chairman thereof
     from November 1993 to December 1994.
  Director of Cleveland-Cliffs Inc. and W.R. Grace & Co.
-----------------------------------------------------------------------
JAMES T. CURRY, JR. (62)....................................     1997
  Retired Chief Executive Officer of the Minerals Division
     and retired director of Broken Hill Proprietary Ltd., a
     natural resources company.
  Director of SRI International.
-----------------------------------------------------------------------
JOSEPH P. FLANNERY (66).....................................     1982
  Chairman, President and Chief Executive Officer of
     Uniroyal Holding, Inc., a holding company.
  Director of Arvin Industries, Inc., Ingersoll-Rand
     Company, K-Mart Corporation and The Scotts Company.
-----------------------------------------------------------------------
LEO I. HIGDON, JR. (52).....................................     1995
  President of Babson College since July 1997; formerly Dean and Charles C. Abbott Professor of the Darden Graduate
     School of Business Administration at the University of
     Virginia from October 1993 to June 1997.
  Director of Crompton & Knowles Corporation and Bestfoods.
-----------------------------------------------------------------------

                                                               DIRECTOR
                          NOMINEE                               SINCE
-----------------------------------------------------------------------
ROBERT J. MILLER (53).......................................     1999
  Partner of Jones Vargas, a law firm, since January 1999;
     Governor of the State of Nevada from 1989 to January
     1999.
  Director of American Cancer Society Foundation, Paging
     Network, Inc. and Zenith Insurance Company.
-----------------------------------------------------------------------
ROBIN A. PLUMBRIDGE (63)....................................     1983
  Retired Chairman of Gold Fields of South Africa Limited, a
     natural resources company; Chief Executive Officer
     thereof from December 1980 to September 1995.
  Director of Standard Bank Investment Corporation.
-----------------------------------------------------------------------
ROBERT H. QUENON (70).......................................     1999
  Mining consultant; Chairman of the Federal Reserve Bank of
     St. Louis from January 1993 to December 1995.
  Director of Laclede Steel Company and Ameren Corporation.
     Director of Newmont Gold Company from 1988 to October
     1998.
-----------------------------------------------------------------------
MOEEN A. QURESHI (68).......................................     1994
  Chairman of Emerging Markets Partnership, a private
     investment management company, since June 1992; Prime
     Minister of Pakistan from July 1993 to October 1993.
  Director of AIG Global Trade and Political Risk Insurance
     Co.
-----------------------------------------------------------------------
MICHAEL K. REILLY (66)......................................     1994
  Chairman of Zeigler Coal Holding Company, a coal producer, from 1983 to September 1998. Chief Executive Officer
     thereof from 1983 to December 1994.
-----------------------------------------------------------------------
JAMES V. TARANIK (58).......................................     1999
  President Emeritus of Desert Research Institute,
     University and Community College System of Nevada, an
     environmental research organization; Regents Professor
     and Arthur Brant Chair of Geophysics at the University
     of Nevada.
  Director of Earth Satellite Corporation. Director of
     Newmont Gold Company from 1986 to October 1998.
-----------------------------------------------------------------------
WILLIAM I. M. TURNER, JR. (70)..............................     1986
  Chairman and Chief Executive Officer of EXSULTATE INC., a
     holding company.
  Director of Proudfoot PLC, Schroders PLC and the World
     Economic Forum.
-----------------------------------------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ALL OF THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

     STOCK OWNERSHIP. As of March 4, 1999, all directors and executive officers of the Corporation as a group beneficially owned 1,073,495 shares of the Corporation's common stock, constituting in the aggregate less than 1% of the Corporation's outstanding common stock. Unless otherwise noted, the nature of beneficial ownership of all such shares is sole voting and investment power. The following table sets forth the number of shares of common stock of the Corporation beneficially owned by the Corporation's directors and executive officers as of March 4, 1999:

     NAME OF                                                    SHARES
 BENEFICIAL OWNER                                                OWNED
 ----------------                                              ---------
Ronald C. Cambre............................................     460,398(1)
James T. Curry, Jr..........................................       2,657
John A. S. Dow..............................................      58,203(1)
Joseph P. Flannery..........................................       5,948
David H. Francisco..........................................      60,811(1)
Leo I. Higdon, Jr...........................................       2,562
Thomas A. Holmes(2).........................................      20,151
Lawrence T. Kurlander.......................................      99,288(1)
Robert J. Miller............................................         -0-
George B. Munroe(2).........................................       4,370(3)
Wayne W. Murdy..............................................      70,846(1)
Robin A. Plumbridge.........................................       5,699
Robert H. Quenon............................................       8,884
Moeen A. Qureshi............................................       3,203
Michael K. Reilly...........................................      18,203
Jean Head Sisco(2)..........................................       2,752
James V. Taranik............................................       3,428
William I. M. Turner, Jr....................................      12,000
All directors and executive officers as a group, including
  those named above (25 persons)............................   1,073,495(1)

---------------

(1) Includes 432,221 shares, 49,316 shares, 55,000 shares, 76,791 shares, 46,341 shares and 853,787 shares which Messrs. Cambre, Dow, Francisco, Kurlander, Murdy and all directors and executive officers as a group, respectively, have the right to acquire on or within 60 days after March 4, 1999 by the exercise of options granted by the Corporation.

(2) Not standing for election as a director at the Annual Meeting of Stockholders.

(3) Includes 519 shares owned by Mr. Munroe's spouse as to which he disclaims beneficial ownership.

     CERTAIN BENEFICIAL OWNERS OF THE CORPORATION. The following table sets forth the information with respect to each person known by the Corporation to be the beneficial owner of more than 5% of any class of the Corporation's voting securities. The information contained herein has been taken from filings with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934.

                                                                              AMOUNT AND
         NAME AND ADDRESS OF                                TITLE OF          NATURE OF         PERCENTAGE OF
           BENEFICIAL OWNER                                  CLASS       BENEFICIAL OWNERSHIP       CLASS
         -------------------                              ------------   --------------------   -------------
Capital Research and Management Company.................  Common Stock        9,750,000(1)          5.8%
  333 South Hope Street
  Los Angeles, CA 90071
T. Rowe Price Associates, Inc...........................  Common Stock        9,298,306(2)          5.6%
  100 East Pratt Street
  Baltimore, MD 21202

---------------

(1) The Corporation has been advised in a Schedule 13G filing (dated February 8, 1999 for the period ended December 31, 1998) that Capital Research and Management Company ("CRMC"), is the beneficial owner of 9,750,000 shares of the outstanding common stock of the Corporation (which represents 5.8% based on 167,214,797 shares outstanding on December 31, 1998). CRMC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 with the sole power to vote the securities. CRMC acts as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; however, CRMC disclaims beneficial ownership of such securities pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

(2) The Corporation has been advised in a Schedule 13G filing (as amended February 12, 1999) that T. Rowe Price Associates, Inc. ("Price Associates"), is the beneficial owner of 9,298,306 shares of the outstanding common stock of the Corporation (which represents 5.6% based on 167,214,797 shares outstanding on December 31, 1998). Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are neither officers nor employees of the Corporation, or any of its subsidiaries, are entitled to receive $25,000 per annum for serving as directors. All directors are entitled to receive an attendance fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Corporation, or any of its subsidiaries, is entitled to receive an attendance fee of $750 per meeting of a committee of which he is a member and $1,000 per meeting in the case of the Chairman of the committee.

     In addition, pursuant to the Corporation's Directors' Stock Award Plan, directors who are neither employees of the Corporation, or any of its subsidiaries, receive the equivalent of $25,000 of shares of common stock of the Corporation annually on the date of their election or re-election at the Corporation's Annual Meeting of Stockholders. If a person who is neither an employee of the Corporation, or any of its subsidiaries, becomes a director in any year after the Corporation's Annual Meeting of Stockholders held in such year, such person will receive the equivalent of $25,000 of shares of common stock of the Corporation on the effective date of such person's election as a director of the Corporation. Shares awarded under the plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the director until the earliest of (i) the expiration of five years after the date of receipt of such shares by the director, (ii) the date the director ceases to be a director by reason of death or disability, or (iii) the later of (a) the date the director ceases to be a director for any reason other than death or disability or (b) the expiration of six months after the date of receipt of such shares by the director.

     On retirement from the Board of Directors at any time after attaining age 65, a director who was serving on the board on January 27, 1999 and who is not entitled to a pension under Newmont Gold's Pension Plan (i.e., a director who has not been an officer or employee of the Corporation or any of its subsidiaries) and who has served for at least ten consecutive years as a director of the Corporation or Newmont Gold is entitled to be paid an annual sum of $20,000 and an amount equal to the per annum fee paid to him in his capacity as a director during his final year of service on the Board of Directors of the Corporation, in each case, for life.

     During 1998, the Board of Directors held seven meetings and each incumbent director attended more than 75% of all meetings of the Board of Directors and committees of the Board of Directors on which he or she served for the period during which he or she was a member.

     The Board of Directors has, in addition to other standing committees, audit, compensation and nominating committees. Members of these three committees are not, and have not been, officers or employees of the Corporation or any of its subsidiaries. The members of these committees are:

AUDIT                           COMPENSATION                      NOMINATING
-----                           ------------                      ----------
James T. Curry, Jr.              Joseph P. Flannery(1)            Joseph P. Flannery
Robin A. Plumbridge(1)           Thomas A. Holmes(2)              Leo I. Higdon, Jr.
Moeen A. Qureshi                 Robin A. Plumbridge              Thomas A. Holmes(1)(2)
Michael K. Reilly                Jean Head Sisco(2)               George B. Munroe(2)
                                 William I. M. Turner, Jr.        William I. M. Turner, Jr.

---------------

(1) Chairman
(2) Not standing for election as a director at the Annual Meeting of Stockholders

     AUDIT COMMITTEE. The Audit Committee recommends independent public accountants to act as auditors for the Corporation for consideration by the Board of Directors, reviews the Corporation's financial statements, confers with the independent public accountants with respect to the scope and results of their audit of the Corporation's financial statements and their reports thereon, reviews the Corporation's accounting policies, tax matters and internal controls, and oversees compliance by the Corporation with requirements of the Financial Accounting Standards Board and federal regulatory agencies. The Audit Committee also reviews non-audit services furnished to the Corporation by the independent public accountants, primarily consultation on tax matters and business advisory services. Access to the Audit Committee is given to the Corporation's Vice President and Controller and Vice President, Internal Audit. During 1998, the Audit Committee held two meetings.

     COMPENSATION COMMITTEE. The Corporation's Compensation Committee is responsible to the Board of Directors and by extension to the stockholders of the Corporation for approving and administering the policies which govern annual compensation and incentive programs for the Corporation's executive officers and other key employees. During 1998, the Compensation Committee held six meetings.

     NOMINATING COMMITTEE. The Nominating Committee's function is to propose to the Board of Directors slates of directors to be elected at the Annual Meeting of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Corporation's Board of Directors. During 1998, the Nominating Committee held five meetings. The Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Nominating Committee in care of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203.

                             EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows the total compensation earned or paid to the Chief Executive Officer and to each of the Corporation's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities to the Corporation and its subsidiaries in 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                 -----------------------------------
                                        ANNUAL COMPENSATION               AWARDS             PAYOUTS
                                       ----------------------    -------------------------   -------
                                                                 RESTRICTED     SECURITIES
           NAME AND                                                STOCK        UNDERLYING    LTIP        ALL OTHER
      PRINCIPAL POSITION        YEAR    SALARY      BONUS(1)       AWARDS       OPTIONS(#)   PAYOUTS   COMPENSATION(2)
      ------------------        ----   --------    ----------    ----------     ----------   -------   ---------------
Ronald C. Cambre..............  1998   $662,000(3) $  678,163     $    -0-       200,000     $  -0-        $12,000
  Chairman, President and       1997   $628,333(3) $1,015,917     $    -0-       500,000     $  -0-        $ 9,000
  Chief Executive Officer       1996   $567,000(3) $  600,000     $    -0-        25,000     $  -0-        $ 9,000
Wayne W. Murdy................  1998   $311,550    $  179,340     $ 83,019(5)     60,000     $83,037       $12,000
  Executive Vice President      1997   $301,666    $  316,750     $ 66,573(6)     21,000     $66,620       $ 9,000
  and Chief Financial Officer   1996   $277,083    $  195,567     $    -0-        10,000     $  -0-        $ 9,000
Lawrence T. Kurlander.........  1998   $266,325    $  235,645(4)  $170,983(5)(7)   64,000    $70,992       $12,000
  Senior Vice President and     1997   $257,500    $  270,375     $ 56,768(6)     20,000     $56,812       $ 9,000
  Chief Administrative Officer  1996   $243,333    $  171,119     $    -0-        10,000     $  -0-        $ 9,000
John A. S. Dow................  1998   $227,130    $  113,777     $ 60,518(5)     50,000     $60,542       $12,000
  Senior Vice President,        1997   $218,000    $  237,300     $ 50,794(6)     20,000     $50,845       $ 9,000
  Exploration                   1996   $176,750    $  143,268     $    -0-        10,620     $  -0-        $   -0-
David H. Francisco............  1998   $209,040    $  118,299     $ 55,697(5)     50,000     $55,721       $12,000
  Senior Vice President,        1997   $198,125    $  188,834     $ 33,809(6)     16,000     $  -0-        $ 8,000
  International Operations      1996   $182,750    $   97,309     $    -0-         9,000     $  -0-        $ 7,602

---------------

(1) Amounts shown represent bonuses earned and received under Newmont Gold's Annual Incentive Compensation Plan. For 1998 and 1997, all amounts were paid in cash. For 1996, a portion of the amounts shown were paid in the form of restricted shares of the Corporation's common stock, as follows:

                                                                #        $
                                                              -----   -------
Ronald C. Cambre............................................  5,214   206,023
Wayne W. Murdy..............................................  1,493    59,009
Lawrence T. Kurlander.......................................  1,303    51,516
John A. S. Dow..............................................  1,533    60,588
David H. Francisco..........................................    -0-       -0-

    These shares were issued in January 1997 and vested in January 1999. Dividends were payable on the shares awarded.

(2) Newmont Gold's contributions and credits to its Retirement Savings Plan and non-qualified supplemental Savings Equalization Plan.

(3) Includes director's fees paid by the Corporation and Newmont Gold of $12,000, $20,000 and $17,000 in 1998, 1997 and 1996, respectively.

(4) In addition to a $135,645 bonus paid to Mr. Kurlander under Newmont Gold's Annual Incentive Compensation Plan for 1998, he also received a special $100,000 cash bonus in recognition of his contributions to the successful outcome of the share ownership dispute with respect to the Corporation's investment in Minera Yanacocha S.A.

(5) Value of restricted shares of the Corporation's common stock awarded under Newmont Gold's Intermediate Term Incentive Compensation Plan for 1998. Dividends are payable on the shares awarded. These shares vest over a two-year period and were issued in January 1999 in the following amounts:

                                                                 #
                                                               -----
Wayne W. Murdy..............................................   4,564
Lawrence T. Kurlander.......................................   3,901
John A. S. Dow..............................................   3,327
David H. Francisco..........................................   3,062

    The number of restricted shares of the Corporation's common stock held by the named executive officers and the value of such shares on December 31, 1998 were, as follows:

                                                                #        $
                                                              -----   -------
Ronald C. Cambre............................................  5,214    93,226
Wayne W. Murdy..............................................  3,977    71,109
Lawrence T. Kurlander.......................................  8,879   158,757
John A. S. Dow..............................................  3,429    61,311
David H. Francisco..........................................  1,262    22,565

(6) Value of restricted shares of the Corporation's common stock awarded under Newmont Gold's Intermediate Term Incentive Compensation Plan for 1997. Dividends are payable on the shares awarded. These shares vest over a two-year period and were issued in March 1998 in the following amounts:

                                                                 #
                                                               -----
Wayne W. Murdy..............................................   2,484
Lawrence T. Kurlander.......................................   2,118
John A. S. Dow..............................................   1,896
David H. Francisco..........................................   1,262

(7) In addition to 3,901 restricted shares of the Corporation's common stock having a value of $70,992 awarded to Mr. Kurlander under Newmont Gold's Intermediate Term Incentive Compensation Plan for 1998, he was also given a special award of 5,458 restricted shares of the Corporation's common stock having a value of $99,991 in July 1998 on substantially the same terms as the shares awarded under Newmont Gold's Intermediate Term Incentive Compensation Plan. Such special award was in recognition of his contributions to the successful outcome of the share ownership dispute with respect to the Corporation's investment in Minera Yanacocha S.A.

     STOCK OPTIONS. The following table contains information concerning the grant of stock options in 1998 under the Corporation's 1996 Employees Stock Plan with respect to the named executive officers:

                             OPTION GRANTS IN 1998

                                         INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------
                                                               PERCENT OF
                                               NUMBER OF         TOTAL
                                              SECURITIES        OPTIONS
                                              UNDERLYING       GRANTED TO    EXERCISE
                                                OPTIONS       PARTICIPANTS     PRICE     EXPIRATION      GRANT DATE
       NAME                                  GRANTED(#)(1)      IN 1998      ($/SHARE)      DATE      PRESENT VALUE(2)
       ----                                  -------------    ------------   ---------   ----------   ----------------
Ronald C. Cambre...........................       50,000(3)       2.28%       $28.84       1/27/08       $1,051,660
                                                 100,000(4)       4.56%       $28.29       5/20/08       $2,022,740
                                                  50,000(6)       2.28%       $21.69      11/17/08       $  775,420
Wayne W. Murdy.............................       20,000(3)       0.91%       $28.84       1/27/08       $  420,664
                                                  20,000(5)       0.91%       $28.32       5/19/08       $  404,978
                                                  20,000(6)       0.91%       $21.69      11/17/08       $  310,168
Lawrence T. Kurlander......................       15,000(3)       0.68%       $28.84       1/27/08       $  315,498
                                                  29,000(5)       1.32%       $28.32       5/19/08       $  587,218
                                                  20,000(6)       0.91%       $21.69      11/17/08       $  310,168
John A. S. Dow.............................       10,000(3)       0.46%       $28.84       1/27/08       $  210,332
                                                  20,000(5)       0.91%       $28.32       5/19/08       $  404,978
                                                  20,000(6)       0.91%       $21.69      11/17/08       $  310,168
David H. Francisco.........................       10,000(3)       0.46%       $28.84       1/27/08       $  210,332
                                                  20,000(5)       0.91%       $28.32       5/19/08       $  404,978
                                                  20,000(6)       0.91%       $21.69      11/17/08       $  310,168

---------------

(1) The exercise price for each grant is equal to 100% of the fair market value of the Corporation's common stock on the grant date. The options expire ten years after the grant date.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Corporation's use of this model should not be construed as an endorsement of its accuracy at valuing options. The following assumptions were made for purposes of calculating the Grant Date Present Value: (i) an option life of six years,
    (ii) volatility at 85%, (iii) a dividend yield at 0.5% and (iv) an interest rate of 4.5%. The real value of the options in this table depends upon the actual performance of the Corporation's common stock during the applicable period.

(3) Granted on January 27, 1998 and exercisable in four annual increments of 25% each commencing January 27, 1999.

(4) Granted on May 20, 1998 and exercisable in four annual increments of 25% each commencing May 20, 1999.

(5) Granted on May 19, 1998 and exercisable in four annual increments of 25% each commencing May 19, 1999.

(6) Granted on November 17, 1998 and exercisable in four annual increments of 25% each commencing November 17, 1999.

     OPTION EXERCISES AND HOLDINGS. The following table sets forth information concerning the exercise of options in 1998 and unexercised options held at the end of 1998 with respect to the named executive officers:

                      AGGREGATED OPTION EXERCISES IN 1998
                        AND 1998 YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                        SHARES                       OPTIONS AT 1998            IN-THE-MONEY OPTIONS
                                       ACQUIRED                        YEAR-END(#)               AT 1998 YEAR-END(1)
                                          ON         VALUE     ---------------------------   ---------------------------
        NAME                          EXERCISE(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----                          -----------   --------   -----------   -------------   -----------   -------------
Ronald C. Cambre....................      -0-         $-0-       407,221        619,817         $-0-           $-0-
Wayne W. Murdy......................      -0-         $-0-        81,273        120,682         $-0-           $-0-
Lawrence T. Kurlander...............      -0-         $-0-        69,291        123,932         $-0-           $-0-
John A. S. Dow......................      -0-         $-0-        44,316         65,000         $-0-           $-0-
David H. Francisco..................      -0-         $-0-        50,000         62,000         $-0-           $-0-

---------------

(1) Market value of underlying securities at year end ($17.88) less the exercise price of "in-the-money" options.

     PENSION PLANS. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (62 years) under Newmont Gold's qualified defined benefit pension plan (the "Pension Plan"), as well as under its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Corporation or its subsidiaries.

                               PENSION PLAN TABLE

                                                                                  YEARS OF SERVICE
                                                              --------------------------------------------------------
REMUNERATION                                                     15         20         25          30           35
------------                                                  --------   --------   --------   ----------   ----------
$ 500,000...................................................  $131,250   $175,000   $218,750   $  262,500   $  306,250
$ 600,000...................................................  $157,500   $210,000   $262,500   $  315,000   $  367,500
$ 700,000...................................................  $183,750   $245,000   $306,250   $  367,500   $  428,750
$ 800,000...................................................  $210,000   $280,000   $350,000   $  420,000   $  490,000
$ 900,000...................................................  $236,250   $315,000   $393,750   $  472,500   $  551,250
$1,000,000..................................................  $262,500   $350,000   $437,500   $  525,000   $  612,500
$1,100,000..................................................  $288,750   $385,000   $481,250   $  577,500   $  673,750
$1,200,000..................................................  $315,000   $420,000   $525,000   $  630,000   $  735,000
$1,300,000..................................................  $341,250   $455,000   $568,750   $  682,500   $  796,250
$1,400,000..................................................  $367,500   $490,000   $612,500   $  735,000   $  857,500
$1,500,000..................................................  $393,750   $525,000   $656,250   $  787,500   $  918,750
$1,600,000..................................................  $420,000   $560,000   $700,000   $  840,000   $  980,000
$1,700,000..................................................  $446,250   $595,000   $743,750   $  892,500   $1,041,250
$1,800,000..................................................  $472,500   $630,000   $787,500   $  945,000   $1,102,500
$1,900,000..................................................  $498,750   $665,000   $831,250   $  997,500   $1,163,750
$2,000,000..................................................  $525,000   $700,000   $875,000   $1,050,000   $1,225,000

     A participant's remuneration covered by the Pension Plan is his or her average annual base salary and bonus, including amounts paid in the form of restricted stock (as reported in the Summary Compensation Table) for the 60 consecutive months in which the highest level of compensation was paid to the participant during the last 120 months of the participant's career with the Corporation or its subsidiaries. The approximate years of credited service as of the end of 1998 for each named executive officer is: Mr. Cambre -- five years; Mr. Murdy six years; Mr. Kurlander -- five years; Mr. Francisco -- three years; Mr. Dow -- 20 years. Benefits shown are computed on a straight single life annuity basis beginning at age 62. Such amounts have not been reduced for Social Security benefits.

     OFFICERS' DEATH BENEFIT PLAN AND GROUP LIFE INSURANCE PROGRAM. Newmont Gold has an Officers' Death Benefit Plan for the benefit of the named executive officers and other executive officers of the Corporation and certain of its subsidiaries. The plan provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of one times final annual base salary, depending on the number of years to normal retirement age. Coverage under the Officers' Death Benefit Plan is offset by group life insurance maintained for the benefit of all salaried employees of the Corporation and certain of its subsidiaries.

     EXECUTIVE AGREEMENTS. An agreement is currently in effect among the Corporation, Newmont Gold and Mr. Cambre which provided for an initial 1994 annual base salary of $500,000. The agreement provides that the Board of Directors of the Corporation may, at their discretion, increase Mr. Cambre's base salary and that any such increased base salary made after January 1994 automatically becomes Mr. Cambre's minimum base salary thereafter. Mr. Cambre's employment agreement is effective until his 62nd birthday, unless terminated earlier as provided in the agreement. In the event Mr. Cambre's employment is terminated other than for "cause" (as defined below) and without any breach by Mr. Cambre of such agreement, he will be entitled to receive a lump sum payment equal to twice his annual base salary for each 12-month period in the remaining term of his employment (which will not exceed two years).

     Mr. Murdy's letter of offer of employment from Newmont Gold provides that if his employment is terminated other than for "cause" (as defined below), he will be entitled to receive 24 months of his then salary (as defined in Newmont Gold's Severance Pay Plan) plus certain other severance benefits.

     Any benefits to which Messrs. Cambre and Murdy may be entitled from Newmont Gold's Severance Pay Plan (as described below) reduce the benefits due under these arrangements.

     Mr. Kurlander's agreement with Newmont Gold provides that upon his retirement from the Corporation, or any of its subsidiaries, under Newmont Gold's Pension Plan he will receive an additional one-half year of "credited" service for each actual year of his service with the Corporation, or any of its subsidiaries, in computing his pension benefits. In addition, he will be deemed "vested" for pension qualification purposes in the event he has not completed five years of actual service with the Corporation, or any of its subsidiaries, upon his retirement.

     CHANGE OF CONTROL EMPLOYMENT AGREEMENTS. The Corporation has entered into change of control employment agreements with each of the named executives officers and with certain other executive officers. The change of control employment agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by the Corporation. If a Change of Control (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a Change of Control of the Corporation. If the Corporation terminates the executive's employment (other than for cause, death or disability), the executive terminates for a good reason during such three-year period, or the executive terminates employment for any reason during the 30-day period following the first anniversary of the Change of Control, and upon certain terminations prior to a Change of Control or in connection with or in anticipation of a Change of Control, the executive is generally entitled to receive (i) three times (a) the executive's annual base salary plus (b) the executive's annual bonus (as determined in the agreements), (ii) accrued but unpaid compensation, (iii) welfare benefits for three years, and (iv) a lump sum payment having an actuarial value equal to the additional pension benefits the executive would have received if he or she had continued to be employed by the Corporation for an additional three years. In addition, the agreements provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended. The payments under the agreements will offset any payments due to the executives under any severance plan or policy of the Corporation. In the event of a Change of Control, the agreements will supercede any individual employment agreements entered into by the Corporation with the executives.

     SEVERANCE PAY PLAN. Each of the named executive officers participates in Newmont Gold's Severance Pay Plan. Participants in the Severance Pay Plan with at least one year of service (a) who have been continually employed by the Corporation or one of its subsidiaries or affiliates on and after August 1, 1991, or (b) whose employment with the Corporation or one of its subsidiaries or affiliates is involuntarily terminated other than for "cause" (as defined below) within 24 months after a change of control (as defined in the Severance Pay
Plan) of the Corporation (other than those participants whose employment began on or after May 1, 1993) are entitled to receive a minimum of the greater of (i) four weeks of salary (as defined in the Severance Pay Plan), together with an additional two weeks of salary for each year of service; or (ii) from nine to 78 weeks of salary depending on the salary grade of the participant, calculated based on the relevant participant's salary as of April 30, 1993. Each of the named executive officers who are otherwise eligible for severance pay under clause (ii) above would receive 52 weeks of salary. Participants whose employment began on or after May 1, 1993 and whose employment is involuntarily terminated are entitled to receive only the amount determined as set forth in clause (i) in the previous sentence. Under the Severance Pay Plan, the maximum severance allowance benefit payable to a participant calculated as set forth above is 104 weeks of such participant's salary. In addition to the amount described above, each participant is also entitled to a lump sum payment equal to Newmont Gold's matching contribution that would have been made under Newmont Gold's Retirement Savings Plans calculated in accordance with the relevant provisions of the Severance Pay Plan and any accrued and unused vacation time. Participants under the Severance Pay Plan are also entitled to certain fringe benefits, such as coverage under Newmont Gold's medical and dental plans and life insurance plan, as set forth in the Severance Pay Plan.

     "Cause" as a basis for termination is generally limited to (i) misappropriation of funds or property of the Corporation or its subsidiaries,
(ii) conviction of a felony, (iii) obtaining personal benefit from any transaction between the Corporation or its subsidiaries and a third party without the prior approval of such benefit by the Board of Directors of the Corporation, (iv) obtaining a personal profit from the sale of the Corporation's or its subsidiaries' trade secrets, (v) poor job performance or (vi) conduct below reasonably expected standards.

     The report of the Compensation Committee and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Corporation specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of directors who are not officers or employees of the Corporation or any of its subsidiaries. The Compensation Committee is responsible to the Board of Directors and by extension to the stockholders of the Corporation for approving and administering the policies which govern annual compensation and incentive programs for the Corporation's executive officers and other key employees.

     There are four elements to the Corporation's executive compensation program -- base salaries, annual incentives, intermediate term incentives and stock options. The Committee determined that in general the value of the sum of these four elements, assuming certain performance-based targets are met, should approach the 75th percentile for comparable positions in the gold mining industry as set forth in the executive level compensation surveys described below as well as based on recommendations contained in a report provided by an independent compensation consultant retained by the Corporation.

     BASE SALARIES. The base salaries for the Corporation's executive officers, including Mr. Cambre and the other named executive officers, fall within salary ranges that reflect competitive base pay levels within the mining industry as a whole for the positions they hold. The Corporation subscribes to and participates in surveys of executive level compensation. One of the surveys in which the Corporation participates is devoted exclusively to the gold mining industry and includes information about 14 companies based in North America. This survey not only includes the six companies that comprise the Standard & Poor's Gold Precious Metals Index shown on the Corporation's Performance Graph below, but also includes a number of companies which the Committee believes are more appropriate for comparison with the Corporation for purposes of analyzing executive compensation. The Corporation participates in other surveys as well, which cover a wide range of industries and companies. Although many of the companies included in these broader surveys are not capable of meaningful comparison with the Corporation, the Corporation uses such surveys to identify general trends in executive compensation. Based on a review of such survey information, the Committee believes that the base salaries of the Corporation's executive officers are at or slightly below the median salaries for comparable positions in the gold mining industry. With respect to Mr. Cambre's base salary, the Committee determined that his performance in 1998 merited an increase of 10.8% effective January 1999. The last adjustment to his base salary was in June 1997. His new base salary is consistent with the Corporation's philosophy that salaries be at approximately the median for comparable positions.

     ANNUAL INCENTIVES. Annual incentive awards are made pursuant to Newmont Gold's Annual Incentive Compensation Plan ("AICP"). The named executive officers (and other participants at specified salary levels) are eligible to receive both a unit performance bonus and a personal performance bonus. Unit performance bonuses are paid in cash and are based upon the attainment of gold production and cost of production goals established annually by the Committee. At year end, actual production costs and actual production are compared with targeted costs and production to determine a "unit performance percentage."

Unit performance bonuses are incrementally increased in accordance with incrementally higher performance percentages (with the maximum percentage being 120%). In 1998, the Corporation achieved a consolidated unit performance percentage of 117%. In addition, the Committee designated a certain earnings per share target to be used in determining the consolidated payout percentages. Based upon 1998 earnings per share approved by the Committee the consolidated payout percentage was 82%.

     Personal performance bonuses are based upon an evaluation of a participant's personal contribution to the Corporation and in 1997 and 1998 were paid in cash. Prior to 1997, personal performance bonuses to the named executive officers, except Mr. Francisco, were paid partly in cash and partly in the form of restricted shares of common stock. In 1998, personal performance awards to the named executive officers and other AICP participants were based on certain subjective factors such as the individual skills, experience and accomplishments of the relevant executive officer, as well as such executive officers' contributions to the positive results realized by the Corporation during 1998. The Committee did not use any fixed weighting of such factors in determining personal performance bonuses.

     Participants in the AICP are assigned target awards as a percentage of their base salary. Target awards increase at higher management levels to 100% of base salary in the case of the Chief Executive Officer. The weighting of unit performance and personal performance factors varies by participant, and in the case of Mr. Cambre is approximately two-thirds unit performance and one-third personal performance at target.

     Mr. Cambre's total AICP 1998 bonus of $678,163 was equal to 104.3% of his 1998 base salary. Mr. Cambre's unit performance bonus of $356,413 (52.6% of such total award) was based on a consolidated payout percentage of 82% as described above which resulted in a unit performance bonus equal to 54.8% of target. His personal performance bonus of $321,750 (47.4% of such total award) was based on Mr. Cambre's personal performance evaluation. In making this determination, the Committee considered Mr. Cambre's vision and leadership which enabled the Corporation to achieve the following positive results in 1998:

     - Produced 4,070,700 equity ounces of gold, a 3% increase from 1997 -- both 1998 and 1997 production levels were at records;

     - Reduced total cash costs by 2% or $183 per equity ounce of gold produced which was the lowest level achieved by the Corporation in the past ten years;

     - Increased cash flow from operations by 31% to $373.5 million from $283.8 million in 1997;

     - Maintained the Batu Hijau project in Indonesia on schedule and at budgeted cost; and

     - Replaced proven and probable gold reserves on a net of depletion basis.

     INTERMEDIATE TERM INCENTIVES. In 1997, Newmont Gold established the Intermediate Term Incentive Compensation Plan ("ITIP") to provide incentive compensation to the named executive officers (excluding Mr. Cambre) and to other participants at specified salary levels. The ITIP is intended to reward eligible participants based upon the attainment of objective financial and business goals over a three-year period established annually by the Committee. Such goals relate to gold production, cost of production, proven and probable gold reserves and earnings per share. The Corporation must achieve certain minimum results before any ITIP bonuses can be paid. ITIP bonuses are incrementally increased or decreased, as the case may be, depending on actual results. With respect to 1998, the payout percentage was 106%, based on 1997 and 1998 results. Bonuses are paid one-half in cash and one-half in the form of restricted shares of common stock of the Corporation. Such shares vest over two years. During such period, a recipient has the right to vote such shares and to receive dividends. Once fully vested, a recipient has all the rights of full ownership. However, such shares may not, in general, be sold or transferred for a period of five years following the date on which such shares were awarded. Participants in the ITIP are assigned target awards as a percentage of their base salary. For 1998, these target percentages ranged from 14% to 56%. Actual payouts for 1998 exceeded these percentages since actual results slightly exceeded target performance.

     STOCK OPTIONS. The fourth element of executive compensation, stock options, is long term in nature and is designed to link executive rewards with stockholder value over time. The awarding of stock options promotes the creation of stockholder value since the benefits cannot be realized unless stock price appreciation occurs. The Committee believes that the number of stock options awarded should be sufficient in amount to provide a strong incentive to increase stockholder value, with the number of options increasing in proportion to the relative potential influence of the recipient on overall performance of the Corporation. In addition, the Committee believes that option awards are intended to reward recipients making a long-term commitment to the Corporation.

     In January 1998, the Committee awarded special stock options to the named executive officers and others in recognition of their individual contribution to the 1997 acquisition and successful integration of Santa Fe Pacific Gold Corporation. Such awards were also intended to provide a strong incentive to increase the value of the Corporation and to recognize such individuals' potential future impact on the attainment of the Corporation's long term goals and objectives.

     In January 1999, the Committee awarded special stock options to the named executive officers, as follows:

                                                                  NUMBER OF SECURITIES
         NAME                                                  UNDERLYING OPTIONS GRANTED
         ----                                                  --------------------------
Ronald C. Cambre............................................            500,000
Wayne W. Murdy..............................................            275,000
Lawrence T. Kurlander.......................................            225,000
John A. S. Dow..............................................            225,000
David H. Francisco..........................................            225,000

     In addition, the remaining executive officers of the Corporation were also granted special stock options in January 1999. These awards were made in recognition of (i) the need to retain these key individuals in the current difficult environment in which the Corporation operates, (ii) the structural realignment that has occurred in the gold industry, (iii) the Corporation's compensation position relative to its peers and (iv) a desire to reward and motivate these key individuals. The exercise price of these options was equal to the fair market value of the Corporation's stock on the date of the awards ($18.19). These options will vest 50% in January 2000 and 50% in January 2001. The recipients of these awards will not be eligible to receive additional options until January 2001.

     POLICIES WITH RESPECT TO TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under the Revenue Reconciliation Act of 1993, Section 162 of the Internal Revenue Code was amended to eliminate, with certain exceptions, the deduction for certain compensation in excess of $1 million to any named executive officer, including the Chief Executive Officer. The Committee believes that the Corporation's stock plans may comply with the exceptions to this limitation. It is possible that payments made from time to time under Newmont Gold's AICP could constitute non-deductible compensation expenses. Altering the AICP to assure full deductibility of compensation, however, could inhibit the Committee's ability to adjust performance criteria as it deems appropriate. The Committee believes that Newmont Gold's ITIP complies with the exceptions to this limitation. Because the Committee does not currently anticipate any significant increase in tax liability to the Corporation as a result of the Section 162 amendments, the Committee has not altered its approach to setting incentive compensation in response to such amendments. Should the compensation levels of the Chief Executive Officer or any of the other named executive officers materially affect the Corporation's tax position in the future, the Committee will consider establishing performance criteria that will allow the Corporation to avail itself of all appropriate tax deductions.

     SUMMARY. The Committee believes that the combination of competitive base salaries, annual incentives paid in cash, intermediate term incentives paid partially in cash and restricted stock and stock options represent a highly motivational and effective senior executive compensation program that works to attract and retain talented executives and strongly aligns the interests of senior management with those of the stockholders of the Corporation in achieving over time above average long-term returns on investment.

     Submitted by the Compensation Committee of the Board of Directors:

Joseph P. Flannery, Chairman        Jean Head Sisco
Thomas A. Holmes                    William I. M. Turner, Jr.
Robin A. Plumbridge

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following graph assumes a $100 investment on December 31, 1993 in each of the Corporation's common stock, the S&P 500 Index and the S&P Gold Precious Metals Index.

                     CUMULATIVE VALUE OF A $100 INVESTMENT
                       ASSUMING REINVESTMENT OF DIVIDENDS

                                              Newmont
           Measurement Period                  Mining
         (Fiscal Year Covered)              Corporation        S&P Gold*          S&P 500
1993                                                   100               100               100
1994                                                   079               081               101
1995                                                   101               091               139
1996                                                   100               090               171
1997                                                   067               059               229
1998                                                   042               052               294

---------------

* Barrick Gold Corporation, Battle Mountain Gold Company, Homestake Mining Company, Newmont Mining Corporation and Placer Dome, Inc.

                            SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors and holders of greater than 10% of the Corporation's outstanding common stock to file initial reports of their ownership of the Corporation's equity securities and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the copies of such reports furnished to the Corporation and written representations from the Corporation's executive officers and directors that no Forms 5 were required, the Corporation believes that all Section 16(a) filing requirements were complied with in 1998.

                PROPOSAL NO. 2 -- APPROVAL OF THE CORPORATION'S
                       ANNUAL INCENTIVE COMPENSATION PLAN

     The Corporation's Annual Incentive Compensation Plan ("AICP") was adopted by the Corporation's Board of Directors on January 27, 1999. Approval of the AICP by a majority of the votes cast at the Annual Meeting of Stockholders on May 6, 1999 is required in order to satisfy certain regulatory requirements and to authorize payments to certain designated employees, as described below. If approved by the stockholders, the AICP will replace the Newmont Gold Annual Incentive Compensation Plan which will be terminated. The Newmont Gold Plan is substantially the same as the proposed AICP.

     The Board recommends that the stockholders of the Corporation approve the AICP. A copy of the AICP is available for inspection at the principal executive offices of the Corporation. The principal features of the AICP are summarized below, but this summary is qualified in its entirety by reference to the complete text of the AICP.

     SUMMARY. The AICP is intended to provide annual incentive compensation to eligible employees based in part upon the attainment of objective business goals established annually by the Corporation's Compensation Committee (the "Committee") and in part upon individual and "team" performance. The AICP contains certain limitations on the amount of bonus that may be paid to certain specified employees.

     ADMINISTRATION. The Committee will administer the AICP and will establish the "targeted production" and "targeted defined cost per ounce" (as defined below) for each calendar year for purposes of calculating the "unit performance bonus" (as defined below). The Committee may exclude certain employees from eligibility for participation. The Committee may establish, amend, waive and rescind rules, regulations and guidelines for the administration of the AICP. The Committee is responsible for interpreting the AICP and for making all determinations with respect to the payment of bonuses to eligible employees under the AICP. The Committee is required to certify in writing each year, prior to the payment of any unit performance bonus to an employee whose compensation is subject to the deduction limitations of Section 162(m) of the Internal Revenue Code (the "Code"), that the various performance objectives used for the calculation of the bonus have been attained and to take any other action required in order to qualify for the exemption from the limitation on deductibility of certain compensation amounts for Federal income tax purposes. (See, "Certain Federal Income Tax Consequences" below).

     PARTICIPATION. All employees of the Corporation (and any affiliated entity that is covered under the AICP as determined by the Corporation) in specified pay grades will be eligible to receive a bonus under the AICP if they are employed on the last day of the relevant year or have terminated employment because of death, retirement, disability, severance under the Severance Pay Plan of Newmont Gold Company or other circumstances approved by the Corporation's Vice President, Human Resources. The Committee may, however, exclude any employee from eligibility for participation under the AICP. It is anticipated that approximately 3,500 employees of the Corporation and its affiliated entities will be eligible to participate in the AICP for 1999.

     DETERMINATION OF AICP BONUS PAYMENTS. In General. Three different bonuses may become payable each calendar year under the provisions of the AICP, the "unit performance bonus", the "personal performance bonus" and the "team performance bonus". The criteria for eligibility to receive each such bonus and the methodology used to determine the amount of each bonus are described below.

     Unit Performance Bonus. The "unit performance bonus" payable for any calendar year is based upon a formula that takes into account gold production and related costs and earnings per share of the Corporation's common stock. Seventy percent of the unit performance bonus is determined pursuant to a formula that measures the actual gold production for the year against the targeted gold production for the year and the targeted cost per ounce of producing gold for the year against the actual cost per ounce of producing gold for that year. The targeted gold production and the targeted cost per ounce of producing gold for each year is established by the Committee. The following formula is used to determine the "unit performance percentage" for purposes of the unit performance bonus: ((actual production minus targeted production) divided by targeted production) plus one, times ((targeted defined cost per ounce minus actual defined cost per ounce) divided by targeted defined cost per ounce) plus one, equals unit performance percentage. The unit performance percentage is then converted into the "unit performance bonus as a percent of target" pursuant to a schedule contained in the AICP, with 100% applying in the case of a unit performance percentage of 100%(targeted) and a maximum percentage of 200% applying if the unit performance percentage is 120% or greater. The percentage derived from the "unit performance bonus as a percent of target" schedule is then multiplied by the "target unit performance level" percentage established for each pay grade and that resulting percentage and that product is then multiplied by 70% to determine that portion of the unit performance bonus. The remaining portion of an eligible employee's unit performance bonus is determined by the following formula: ((actual earnings per share minus targeted earnings per share) divided by targeted earnings per share) plus one, times 30% equals the "earnings per share percentage." The Corporation's earnings per share for the plan year may not exceed $2). The "unit performance percentage" is then added to the "earnings per share percentage" and the resulting "weighted unit performance factor" is multiplied by the eligible employee's salary and by the "target unit performance level" for the employee's pay grade to determine the "unit performance bonus" payable.

     The largest percentage of salary that may be paid as a unit performance bonus is 134% and the maximum unit performance bonus that may be paid to an employee whose compensation is subject to the deduction limitation of Section 162(m) of the Code (see, "Certain Federal Income Tax Consequences" below) is $3 million. The "salary" of each employee for purposes of calculating the AICP bonus is equal to the employee's actual base salary earnings for the year, provided that the "salary" of an employee whose compensation is subject to the deduction limitation of Section 162(m) of the Code cannot exceed the annualized base salary of the employee as of the first day of the applicable calendar year. If an employee's pay grade changes during the year, the AICP bonus will be calculated using a pro ration of the target unit performance level percentage applicable to the pay grades assigned to the employee during the year. However, if an employee's compensation is subject to the deduction limitations of Section 162(m) of the Code (see, "Certain Federal Income Tax Consequences" below), the employee's pay grade may not be increased during the year, for purposes of the AICP, if any portion of such employee's compensation would be non-deductible pursuant to such provision.

     Personal Performance Bonus. The AICP also provides for the payment of "personal performance bonuses" based upon the personal performance level of each eligible employee as determined by each employee's supervisor. The personal performance bonus for the Corporation's Chief Executive Officer is determined by the Committee. Based upon each employee's evaluated personal performance level, the employee is assigned a personal performance percentage that is then multiplied by a "target personal performance level" assigned to each pay grade. The largest percentage of salary that may be paid as a personal performance bonus is 66% of salary. The salary and pay grade of each employee are determined as described above under "Unit Performance Bonus."

     Team Performance Bonus. The AICP provides for the payment of a "team performance bonus" to employees who are designated as members of an exploration team or other specified team. Based upon the extent to which specified objectives established through the Corporation's performance management system have been achieved, each team will be assigned a "team performance level" of between 0%-200%. If the "team performance level" of a team is less than 25%, the employees assigned to that team will not receive a team performance bonus. The percentage derived from the team performance level is then multiplied by the "target team performance level" for each eligible employee, based upon his or her pay grade, and the product of that computation is then multiplied by the employee's salary to determine that employee's team performance bonus. Unless the Committee determines otherwise, the team performance bonuses payable to all employees of the Corporation in certain pay grades cannot exceed the amount that would be payable to all such employees if the "team performance percentages" were 100% for all such employees. The salary and pay grade of each employee are determined as described above under "Unit Performance Bonus".

     LIMITATION ON CERTAIN PAYMENTS. The AICP contains several limitations on the amounts that may be paid to certain employees. First, no employee whose compensation is subject to the deduction limitation of Section 162(m) of the Code (see, "Certain Federal Income Tax Consequences" below) may receive payment of a unit performance bonus with respect to a year in excess of $3 million. Second, the pay grade of any such employee may not be increased during the year, for purposes of the AICP, if any portion of such employee's compensation would be non-deductible pursuant to such provision. In addition, the salary of such employee used for purposes of computing the AICP bonus may not exceed the employee's annualized base salary on the first day of the year. Finally, no portion of the unit performance bonus may be paid under the AICP to an employee to the extent that such payment would be nondeductible under the provisions of Section 162(m) of the Code unless and until the stockholders of the Corporation have approved the AICP and the material goals established under the AICP in accordance with the requirements of Section 162(m) of the Code and the Regulations thereunder.

     FORM OF PAYMENT. Bonuses payable under the AICP are paid in cash in a single lump sum.

     DEFERRAL OF CERTAIN PAYMENTS. The AICP provides that the Committee may defer the payment of certain bonuses under the AICP if the payment of such amounts would exceed the compensation deduction limitation established by
Section 162(m) of the Code. Any amounts deferred will be paid to the participant in the first calendar year following deferral in which the deduction of such amounts will not be subject to the limitations of Section 162(m) of the Code. Any amount deferred will be credited with interest during the period of deferral at a rate equal to the Chase Manhattan Bank prime rate from time to time. In the event of a "Change of Control" (as defined below), any amounts previously deferred will be paid to the applicable participant as soon as practicable following the date of the change in control.

     CHANGE OF CONTROL. In the event of a "Change of Control", each participant in the AICP would become entitled to (a) a unit performance bonus calculated on the basis of a unit performance percentage of the greater of the actual percentage for the year or the target unit performance percentage for the year and earnings per share calculated on the greater of the actual earnings per share for the year or the target earnings per share for the year, (b) a personal performance bonus calculated on the basis of a personal performance percentage of the greater of the actual personal performance percentage for the year or the target personal performance percentage for the year and (c) if eligible as a member of a Team, a team performance bonus based upon the greater of the actual team performance percentage for the year or the target team performance percentage for the year. For purposes of the AICP, a "change of control" means:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of
     Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; or

          (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Corporation; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Corporation; or

          (c) Consummation by the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     AMENDMENT AND TERMINATION OF THE AICP. The Board may, from time to time, amend, alter, suspend or terminate the AICP.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Under Section 162(m) of the Code, the Corporation may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to the Chief Executive Officer of the Corporation or any one of the other four highest paid executive officers who are employed by the Corporation on the last day of the taxable year. However, certain "performance-based compensation", the material terms of which are disclosed to and approved by the Corporation's stockholders, is not subject to this limitation on deductibility. The Corporation has structured the AICP with the intention that the unit performance bonus would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code.

     The following table sets forth the benefits payable to the specified individuals and groups with respect to 1998 as if the proposed plan were in effect for 1998 and utilizing 1998 targets and 1998 actual results under the Newmont Gold Annual Incentive Compensation Plan.

                               NEW PLAN BENEFITS

                       ANNUAL INCENTIVE COMPENSATION PLAN
                    ---------------------------------------

                NAME AND PRINCIPAL POSITION                     VALUE($)
                ---------------------------                    ----------
Ronald C. Cambre............................................      946,000
  Chairman, President and Chief Executive Officer
Wayne W. Murdy..............................................      250,000
  Executive Vice President and Chief Financial Officer
Lawrence T. Kurlander.......................................      196,000
  Senior Vice President and Chief Administrative Officer
John A. S. Dow..............................................      166,000
  Senior Vice President, Exploration
David H. Francisco..........................................      166,000
  Senior Vice President, International Operations
Executive Officer Group (12 persons, including those named
  above)....................................................    2,446,000
Non-Executive Director Group................................          -0-
Non-Executive Officer Employee Group (3,479 persons)........   17,932,000

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the Corporation's Annual Meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                                                             Please mark     [X]
                                                             your votes as
                                                             indicated in
                                                             this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1 AND ITEM 2.

ITEM 1 - ELECTION OF DIRECTORS                          FOR   WITHHELD   FOR ALL
Nominees:  R.C. Cambre, J.T. Curry, Jr., J.P.           ALL   FOR ALL    EXCEPT
           Flannery, L.I. Higdon, Jr., R.J. Miller,
           R.A. Plumbridge, R.H. Quenon, M.A.           [ ]     [ ]       [ ]
           Qureshi, M.K. Reilly, J.V. Taranik and
           W.I.M. Turner, Jr.

FOR ALL EXCEPT NOMINEES WRITTEN IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

ITEM 2 - ANNUAL INCENTIVE COMPENSATION PLAN

          FOR      AGAINST      ABSTAIN
          [ ]        [ ]          [ ]            By execution of this Proxy,
                                                 the undersigned hereby
                                                 authorizes such proxies or
                                                 their substitutes to vote in
                                                 their discretion on such other
                                                 business as may properly come
                                                 before the Annual Meeting.

The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof.
                                                 Proxies can only be given by
                                                 Newmont Mining stockholders of
                                                 record on the Record Date.
                                                 Please sign your name below
                                                 exactly as it appears on your
                                                 stock certificate(s) on the
                                                 Record Date or on the label
                                                 affixed hereto. When the shares
                                                 of Newmont Mining common stock
                                                 are held of record by joint
                                                 tenants, both should sign. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 president or authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.

                                                 The undersigned acknowledges
                                                 receipt of the Notice of Annual
                                                 Meeting of Stockholders and of
                                                 the Proxy Statement.


-------------------------     -------------------------      ------------, 1999
SIGNATURE (TITLE, IF ANY)     SIGNATURE IF HELD JOINTLY          DATE

================================================================================

                              FOLD AND DETACH HERE

                   IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED